July 7, 2005

Dear Horizon Financial Corp. Shareholder:

        We recently mailed you proxy materials in connection with our upcoming Annual Meeting of Shareholders to be held on July 26, 2005. According to our records, we have not received your proxy.

        It is very important that your shares be voted, regardless of the number of shares you own.

        Please take a moment to VOTE your shares by returning your proxy in the envelope provided. If your shares are held with a broker or bank, you can vote by telephone or the internet by following the enclosed instructions. Our Board of Directors unanimously recommends a "FOR" vote for all proposals.

        This year we have engaged Regan & Associates, Inc. to solicit proxies and to assist in the distribution of materials for the Annual Meeting of Shareholders. We have agreed to pay Regan & Associates, Inc. a fee of $12,000 for providing these services.

        Please disregard this letter if you already voted your shares. Thank you for your cooperation and support.

Sincerely,

/s/ V. Lawrence Evans

V. Lawrence Evans
Chairman of the Board